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                                                                   EXHIBIT 23.3


                          CONSENT OF FINANCIAL ADVISORS


     We hereby consent to the use in this registration statement on Form S-4 of American National Bankshares Inc. of our letter to the Board of Directors of Mutual Savings Bank, F.S.B. included as Appendix III to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement and references to such letter and to our firm in such Joint Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                            BAXTER FENTRISS AND COMPANY


                            /s/ Baxter Fentriss and Company
                            ---------------------------------

Richmond, Virginia
December 1, 1995